EXHIBIT 23A

                    CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 17,1994 appearing on page 29 of Leggett & Platt, Incorporated's Annual Report on Form 10-K for the year ended December
31, 1993. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 35 of such Annual Report on Form 10-K. We also consent to the references to us under the headings "Experts" in such prospectus.


/s/ PRICE WATERHOUSE LLP

PRICE WATERHOUSE LLP

St. Louis, Missouri
December 16, 1994